Exhibit 99.1

Notice of Dismissal Without Prejudice of Zalicus, Inc. Stockholder Litigation and Agreement Upon Attorneys’ Fees

NEW YORK, March 13, 2015 — Notice is hereby provided to all persons who held shares of Zalicus, Inc. (“Zalicus”) at any time during the period from and including April 16, 2014 through July 15, 2014.

The purpose of this notice is to inform you about developments with respect to the litigation in the Delaware Court of Chancery (the “Court”) captioned In re Zalicus, Inc. Stockholder Litigation, CA. No. 9636-CB (the “Consolidated Action”) previously described in the registration statements referenced herein, including dismissal of the Consolidated Action and an agreement to pay attorneys’ fees and expenses to counsel for plaintiffs in the Consolidated Action and certain parallel actions that had been filed in Massachusetts (together, “Plaintiffs”).

Plaintiffs commenced the Consolidated Action on behalf of themselves and a putative class of Zalicus stockholders to challenge a series of transactions set forth in an April 16, 2014 merger agreement between Zalicus and Epirus Biopharmaceuticals, Inc. (“Epirus”), pursuant to which each share of Epirus stock was converted into the right to receive shares in Zalicus in a reverse merger (the “Merger” or the “Transaction”). Related actions were commenced by other Zalicus stockholders in state court in Massachusetts and were ultimately consolidated into In re Zalicus Inc. Shareholder Litigation, Lead Civil Action No. 14-1381-BLS1 (the “Massachusetts Actions”) to challenge the Transaction on behalf of a similar putative class of Zalicus stockholders.

On May 8, 2014, Zalicus filed a Registration Statement with the United States Securities and Exchange Commission (the “SEC”) on Form S-4 (the “Registration Statement”) that, among other things, described the background of the Transaction, the fairness opinion issued in connection with the Transaction, and certain financial information generated by Zalicus’s management.

Plaintiffs’ complaints identified various items that Plaintiffs contended should have been disclosed to Zalicus’s stockholders in the Registration Statement, thus, according to Plaintiffs, allegedly depriving Zalicus’s stockholders of the ability to make a fully informed decision whether to vote their shares in support of the Transaction.

On June 4, 2014, Zalicus filed an Amended Registration Statement with the SEC on Form S-4 (the “Amended Registration Statement”).  The Amended Registration Statement supplemented the original Registration Statement to include certain additional information (the “Supplemental Disclosures”).  The Amended Registration Statement had the effect of mooting Plaintiffs’ disclosure claims, and is accessible on the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/1135906/000119312514224848/0001193125-14-224848-index.htm).

On June 6, 2014, Plaintiffs in the Consolidated Action filed a Motion for Expedited Proceedings, seeking to have the Court schedule a preliminary injunction hearing with respect to their remaining claims prior to the stockholder vote on the

Merger, which Defendants opposed.  On June 13, 2014, the Court denied Plaintiffs’ Motion for Expedited Proceedings, finding that Plaintiffs’ remaining claims were not sufficiently colorable to justify scheduling an injunction hearing.

On July 15, 2014, Zalicus stockholders voted in favor of the Merger, whereby Zalicus stockholders would become owners of approximately 19% of the combined company and Epirus equity holders would become owners of approximately 81% of the combined company following the Merger.  The Merger was consummated on July 15, 2014.

Based upon the Supplemental Disclosures and the Court’s ruling on their Motion for Expedited Proceedings, Plaintiffs in the Consolidated Action concluded that the claims asserted in the Consolidated Action, for which Plaintiffs were primarily seeking equitable relief, were either moot due to the Supplemental Disclosures in the Amended Registration Statement or otherwise were extremely unlikely to result in obtaining any further benefit for the Zalicus stockholders.  Accordingly, on November 6, 2014, with the Massachusetts Superior Court’s entry of a judgment of dismissal, the Massachusetts Actions were closed.  On November 12, 2014, the Court entered an order dismissing the Consolidated Action without prejudice.  The Court retained jurisdiction solely for the purpose of determining plaintiffs’ anticipated application for an award of attorneys’ fees and reimbursement of expenses.

After the dismissal of the Consolidated Action and after negotiations, Defendants have agreed that Epirus will make a combined, global fee and expense payment to counsel in both the Consolidated Action and the Massachusetts Actions in the amount of $400,000.00 (a small percentage of which will be paid by Epirus’s insurer) in full satisfaction of Plaintiffs’ counsel’s claim for attorneys’ fees and expenses in the Consolidated Action or the Massachusetts Actions.  The parties to the litigation have agreed that payment will be made within ten (10) days of final dismissal and closure of the Consolidated Action.

CONTACT:

Levi & Korsinsky, LLP

Donald J. Enright, Esq.

1101 30th Street, NW

Suite 115

Washington, DC 20007

Tel: (202) 524-4290

Fax: (866) 367-6510

www.zlk.com